EXHIBIT (21)

CTS CORPORATION AND SUBSIDIARIES

CTS Corporation (Registrant), an Indiana corporation

Subsidiaries:

CTS Corporation (Delaware), a Delaware corporation

CTS of Panama, Inc., a Republic of Panama corporation

CTS Components Taiwan, Ltd., a Taiwan, Republic of China corporation

CTS Electro de Matamoros, S.A., [1] a Republic of Mexico corporation

CTS Japan, Inc., a Japan corporation

CTS International B.V., a Netherlands corporation

CTS Singapore Pte., Ltd., a Republic of Singapore corporation

CTS Electronics Hong Kong Ltd., [1] a Hong Kong corporation

CTS (Tianjin) Electronics Company Ltd., a Peoples’ Republic of China corporation

CTS of Canada, Ltd., a Province of Ontario (Canada) corporation

CTS Manufacturing (Thailand) Ltd., [1] a Thailand corporation

CTS Corporation U.K. Ltd., a United Kingdom corporation

CTS Printex, Inc., a California corporation

CTS Communications Components, Inc., a Delaware corporation

Dynamics Corporation of America, a New York corporation

International Electronic Research Corporation, a California corporation

LTB Investment Corporation, a Delaware corporation

Corporations whose names are indented are subsidiaries of the preceding non-indented corporations. Except as indicated, each of the above subsidiaries is wholly-owned by its parent company. Operations of all subsidiaries and divisions are consolidated in the financial statements filed.

1  Less than 1% of the outstanding shares of stock is owned of record by nominee shareholders pursuant to national laws regarding resident or nominee ownership.